EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-209738 and 333-209738-01 of First National Master Note Trust and First National Funding LLC on Form SF-3 of our report dated March 28, 2018, relating to the Report on Assessment of Compliance with Servicing Criteria Pursuant to Item 1122 of Regulation AB for Fist National Bank of Omaha appearing in the Annual Report on Form 10-K of First National Master Note Trust and First National Funding LLC for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

March 28, 2018